EXHIBIT 11.1
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                                          GC COMPANIES, INC.


Computation of  weighted average number  of shares outstanding used  in determining primary and fully diluted earnings per share:
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(In thousands)                                  Six months             Three months
                                              ended April 30,         ended April 30,
                                              1996       1995        1996        1995


PRIMARY
1.    Weighted average number of common
      shares outstanding                     7,816      7,810       7,816       7,813

2.    Assumed exercise of certain stock
      options based on average
      market value                              34         44           -           -


3.    Weighted average number of shares
      used in primary per share
      computations                           7,850      7,854       7,816       7,813



FULLY DILUTED (A)

1.    Weighted average number of common
      shares outstanding                     7,816      7,810       7,816       7,813

2.    Assumed exercise of all dilutive
      options based on higher of
      average or closing market value           36         51           -           -

3.    Weighted average number of shares
      used in fully diluted per share
      computations                           7,852      7,861       7,816       7,813








(A)   This calculation is submitted in accordance with the Securities Exchange Act of 1934
      Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB
      Opinion No. 15 because it results in dilution of less than 3%.

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